Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to the Thrift Savings Plan of Wilmington Trust Corporation, of our reports(a) dated January 23, 1998, with respect to the consolidated financial statements and schedules of Wilmington Trust Corporation included in the 1997 Annual Report to Shareholders (Form 10-K) and (b) dated June 10, 1998, with respect to the financial statements and schedules of the Wilmington Trust Corporation Thrift Savings Plan included in the Plan's Annual Report (Form 11-K/A), both for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


                                       /s/ Ernst & Young LLP


Philadelphia, Pennsylvania
December 21, 1998